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                KPMG LLP                Telephone       617 988 1000
                99 High Street          Fax             617 988 0800
                Boston, MA 02110-2371   Internet        www.us.kpmg.com


            CONSENT OF INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Polaris Global Value Fund:

We consent to the use of our report dated February 18, 2005, incorporated in this Registration Statement by reference and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                  /s/ KPMG LLP

Boston, Massachusetts
April 27, 2005


          KPMG LLP, a U.S. limited liability partnership, is the U.S.
            member firm of KPMG International, a Swiss cooperative.